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                              OMB Number: 3235-0362
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Alperin                          Barry                   J.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    c/o Henry Schein, Inc.
    135 Duryea Rd.
--------------------------------------------------------------------------------
                                    (Street)

    Melville                        New York                11747
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Henry Schein, Inc. (HSIC)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     Fiscal year ended December 28, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                                  5.             6.
                                                            4.                                    Amount of      Owner-
                                  2A.                       Securities Acquired (A) or            Securities     ship      7.
                                  Deemed                    Disposed of (D)                       Beneficially   Form:     Nature of
                     2.           Execution                 (Instr. 3, 4 and 5)                   Owned at End   Direct    Indirect
1.  Title of         Transaction  Date, if    3.            -----------------------------         of Issuer's    (D) or    Bene-
    Security         Date         any         Transaction                   (A)                   Fiscal Year    Indirect  ficial
    (Instr. 3)       (Month/      (Month/     Code             Amount       or     Price          (Instr. 3      (I)       Ownership
                     Day/Year)    Day/Year)   (Instr. 8)                    (D)                   and 4)         (Instr.4) (Instr.4)
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



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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (9-02)
                                  Page 1 of 2

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
            2.                                                                                            Deriv-    of
            Conver-                            5.                              7.                         ative     Deriv-   11.
            sion                               Number of                       Title and Amount           Secur-    ative    Nature
            or               3A.               Derivative    6.                of Underlying     8.       ities     Secur-   of
            Exer-            Deemed            Securities    Date              Securities        Price    Bene-     ity:     In-
            cise     3.      Execu-            Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
            Price    Trans-  tion     4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.          of       action  Date, if Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of    Deriv-   Date    any      action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative  ative    (Month/ (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security    Secur-   Day/    Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)   Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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Stock Option
(right to    $40.82  3/5/02            A        5,000         (3)     3/5/12   Common    5,000            5,000      D
 buy)(1)                                                                        Stock
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Stock Option
(right to    $40.82  3/5/02            A        2,500         (3)     3/5/12   Common
 buy)(2)                                                                        Stock    2,500            2,500      D
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Stock Option
(right to    $48.81  6/5/02            A        2,500         (3)     6/5/12   Common
 buy)(1)                                                                        Stock    2,500            2,500      D
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====================================================================================================================================

Explanation of Responses:

(1) Acquired pursuant to the Issuer's 1996 Non-Employee Director Stock Option Plan.
(2) Acquired pursuant to the Issuer's 2001 Non-Employee Director Stock Option Plan.
(3) Pursuant to the terms of the stock option agreement between the Issuer and the Reporting Person, the option becomes exercisable in three (3) equal annual installments beginning on the first (1st) anniversary of the grant date specified in Column 3.




/s/ Barry J. Alperin                                        February 11, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                        SEC 2270 (9-02)

                                  Page 2 of 2